AllianceBernstein Bond Fund, Inc.			Exhibit 77C
U.S. Government Bond Portfolio

811-02383

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of the AllianceBernstein U.S. Government Bond Fund (the Fund) was held on November 15, 2005 and adjourned until December 6, 2005, and December 19, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the third item of business, the amendment, elimination, or reclassification as non-fundamental of certain fundamental investment restrictions, and the fourth item of business, the reclassification of the Funds fundamental investment objective as non-fundamental with changes to the Funds investment objectives, the required number of outstanding shares were voted in favor of each proposal, and each proposal was approved. At the December 19, 2005 Meeting, with respect to the second item of business, the approval of the amendment and restatement of the Charter, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

1. The election of
   the Trustees, each
   such Trustee to
   serve a term of an
   indefinite duration
   and until his or
   her successor is
   duly elected and
   qualifies.

			Voted For		Withheld Authority

Ruth Block		110,504,373		7,480,789
David H. Dievler	110,556,798		7,428,365
John H. Dobkin		110,592,166		7,392,996
Michael J. Downey	110,616,030		7,369,133
William H. Foulk, Jr.	110,599,038		7,386,125
D. James Guzy		119,874,613		8,933,392
Marc O. Mayer		120,554,662		8,253,343
Marshall C. Turner, Jr.	120,537,225		8,270,780



		Voted For   Voted Against   Abstained	Broker Non-Votes

2.   Approve
     the Amendment
     and Restatement
     of the
     Charter	96,828,067  2,835,603	    9,283,228	0

3.A. Diversification
		48,759,870  2,316,526	    4,756,009	13,908,039

3.B. Issuing Senior
     Securities
     and Borrowing
     Money	48,755,525  2,231,781	    4,845,099	13,908,039

3.C. Underwriting
     Securities	48,913,261  2,098,338	    4,820,806	13,908,039

3.D. Concentration
     of Investments
		48,908,405  2,158,989	    4,765,011	13,908,039

3.E. Real Estate
     and Companies
     that Deal
     in Real
     Estate	48,797,755  2,249,348	    4,785,302	13,908,039

3.F. Commodity
     Contracts
     and Futures
     Contracts	48,447,042  2,592,503	    4,792,861	13,908,039

3.G. Loans	48,466,484  2,565,532       4,800,390	13,908,039

3.H. Joint
     Securities
     Trading
     Accounts	48,790,165  2,031,727       5,010,514	13,908,039

3.I. Exercising
     Control	49,063,991  2,048,591       4,719,823	13,908,039

3.J. Other
     Investment
     Companies	48,643,498  2,382,834       4,806,073	13,908,039

3.K. Oil, Gas
     and Other
     Types of
     Minerals
     or Mineral
     Leases	48,671,078  2,427,675       4,733,652	13,908,039

3.L. Purchases
     of Securities
     on Margin	48,448,206  2,609,429       4,774,770	13,908,039

3.M. Short
     Sales	48,420,960  2,627,326       4,784,119	13,908,039

3.P. Warrants	48,711,752  2,133,506       4,987,147	13,908,039

3.S. 65% Investment
     Limitation	48,942,917  2,081,690       4,807,798	13,908,039

4.B. The
     Reclassification
     as Non-Fundamental
     and Changes
     to Specific
     Funds Investment
     Objectives	47,247,353  2,136,052       6,448,999	13,908,039